Exhibit 99.1

Private & Confidential

Title: StoryTrading Interview: Greenland Energy Company and the Pelican Acquisition Corp SPAC Transaction

Participants

Ben – Host, StoryTrading

Robert Price – CEO, Greenland Energy Company

Larry Swets – Executive Chairman, Greenland Energy Company

Friday, March 13, 2026

Time: 12:30 - 1:00 PM Eastern

Video Source: https://x.com/StoryTrading_IR/status/2032434200880497125?s=20

Transcript (Organized by Speaker)

Ben (StoryTrading)

All right. Welcome, Larry Swets and Robert Price from Greenland Energy Company. We’re talking about this SPAC that’s going to be merging with Greenland Energy Company. Right now its ticker symbol is PELI. That’s Pelican Acquisition Corporation. They’re going to be merging with Greenland Energy Company next week after the vote, if the vote passes.

Let’s get started. Executive Chairman Larry, who got involved first with Greenland Energy Company?

Larry Swets

Robert is the guy with the oil background and the one who secured the asset that has the most value, so I’ll let him start.

Private & Confidential

Ben

All right, Robert. Tell us when you got started with this and about the process, how long it took to get up to this point with the pending merger.

Robert Price

Greenland has been on my radar and other people’s radar for a very long time. It really started back in the 1970s, 80s, and 90s when ARCO was the sixth largest oil and gas company in the world. They discovered Prudhoe Bay in Alaska, which is the largest oil field in the United States and has been the economic engine of Alaska for the past five decades.

After discovering Prudhoe Bay, ARCO had their number one prospect and that was Jameson Land in Greenland. Through macroeconomics, ARCO never drilled it even though they spent about $275 million building an airport, a seaport, and conducting seismic work to prepare for drilling.

Our partner Eighty Mile had been mining titanium in northwestern Greenland for over a decade. We acquired these licenses from them. I actually competed against Eighty Mile to get them originally, but later negotiated a transaction with them.

We plan to drill two wells this year beginning in September, and we expect to have both wells completed by the end of the year.

Ben

Interesting. Where are you based, Robert?

Robert Price

I’m in Denver, Colorado, although much of my career was in Tulsa, Oklahoma. I went to law school and specialized in energy law. My first job after law school was managing a bank’s oil and gas trust department, which at the time was the largest oil and gas trust department in the country.

Private & Confidential

Ben

So you’re in Colorado but the assets are in Greenland. What does the company look like operationally in terms of employees, offices, and assets?

Robert Price

We operate from Denver. Halliburton is serving as our project manager, logistics manager, and service provider. I’ve met with their CEO several times and they have assigned their top team to this project.

In addition, IPT, a consulting firm with about seventy petroleum engineers, is also helping manage the project.

We have already signed the contracts for drilling and mobilizing equipment. We’ve purchased bulldozers, excavators, and housing units for the workers. The equipment will arrive via beach landing, then we will build a road three miles into the site.

In September we will bring a larger vessel carrying about three hundred containers of equipment that will begin drilling our well and turning to the right around October 1.

Ben

How does the land licensing work? Is this a lease from the Greenland government?

Robert Price

Yes. Originally Denmark controlled the licenses when ARCO held them. Denmark had extremely high royalties including surplus royalties and carried interest, which meant they could receive nearly forty percent of the oil while ARCO paid one hundred percent of the costs.

ARCO tried to renegotiate when oil prices dropped but Denmark refused. Around that time ARCO laid off about twelve thousand employees and eventually relinquished the license.

Private & Confidential

Now Greenland controls its own minerals and oil and gas resources. We negotiated a net profits royalty agreement where the maximum Greenland will receive is fifteen percent of net profits.

Ben

Only fifteen percent?

Robert Price

Yes. And if we are successful, it will be a major economic opportunity for Greenland, similar to how Prudhoe Bay transformed Alaska.

Ben

Was there any upfront payment required to secure the license?

Robert Price

No. Instead we committed to work programs with Eighty Mile including additional seismic work. We used the original ARCO seismic data and applied modern processing techniques to better identify drilling locations.

Ben

Let’s switch over to Larry. Tell us about your background and how you became involved.

Larry Swets

I’ve been involved in SPACs for nearly twenty years and have sponsored more than ten of them. My background began as an institutional investor at a large insurance company before I moved into dealmaking.

SPACs are simply one tool in the toolkit. When I met Robert while he was looking for capital, I immediately saw that this project was ideal for a SPAC transaction.

At the time I didn’t have a SPAC available, so we helped structure the deal and connect it with Pelican Acquisition Corp.

Private & Confidential

What made the SPAC structure interesting was the opportunity to allow retail investors to participate in this story.

Ben

When did this process begin?

Robert Price

It’s actually fairly recent. Initially we were considering keeping the company private and brought in some experienced oil and gas investors.

After meeting Larry and seeing his experience in the SPAC market, the SPAC route made sense.

Ben

Why were you interested in oil last year before the recent geopolitical developments?

Larry Swets

For us it wasn’t about predicting oil prices. Oil is a commodity and predicting its price is extremely difficult.

The real investment thesis was the asymmetry. This is a project ready to be drilled right now. If oil flows, it creates significant value regardless of whether oil is $20 or $100 per barrel.

Ben

How does the geopolitical situation around Greenland affect the project?

Robert Price

What’s important is that Greenland may possess one of the largest oil fields in the world.

For example, Denmark earned about $65 billion from North Sea royalties and Norway built the largest sovereign wealth fund in the world from North Sea oil.

Our petroleum system appears to be the same as the North Sea. Independent engineers estimate an upside potential of 13 billion barrels of oil.

Private & Confidential

Ben

Thirteen billion barrels?

Robert Price

Yes. At current prices that would represent about a trillion dollars worth of oil.

Ben

How large is the licensed area?

Robert Price

About two million acres, and it is entirely onshore.

Ben

And it’s exclusive?

Robert Price

Yes, we control the entire basin.

Ben

Let’s talk about the SPAC transaction. Larry, what do investors need to know?

Larry Swets

Pelican has about $86 million in its trust account. The final amount we receive depends on shareholder redemptions.

The company is valued somewhere above $200 million. The exact capital available after the merger will depend on how many shareholders redeem.

Private & Confidential

Ben

How much money is required to start drilling?

Robert Price

The first well will cost about $40 million and the second well about $20 million.

Most of the cost for the first well is mobilizing equipment because there is no infrastructure in Greenland.

Ben

What companies are involved operationally?

Robert Price

Halliburton is handling logistics and drilling services. Stampede Drilling from Calgary will provide the drilling rig. Desgagnés will handle Arctic shipping logistics.

Ben

What’s the timeline for drilling?

Robert Price

Equipment for building the access road will arrive in late July. The main ship carrying drilling equipment will leave Montreal in September.

The ship will arrive shortly after and we expect drilling to begin around October 1.

Ben

How long will it take to drill the wells?

Private & Confidential

Robert Price

Normally an eleven thousand foot well might take one week in Wyoming, but here we will evaluate five potential trapping formations carefully. Each well will take roughly thirty days.

Ben

How soon could oil production begin?

Robert Price

Discovery and development are different phases. If we find oil, it will still take time and likely partnerships with major oil companies to fully develop the basin.

Ben

Larry, any final comments?

Larry Swets

As an investor I look for asymmetric opportunities. There are always risks, but the upside potential here is extraordinary if the asset performs as expected.

This is the most exciting SPAC transaction I’ve worked on.

Ben

Robert, where did the estimate of 13 billion barrels come from?

Robert Price

After ARCO relinquished the license they left behind decades of research and thousands of documents. We reprocessed that seismic data and hired an independent engineering firm called Sproule.

Sproule reviewed the historical data and our updated analysis and produced the estimate of 13 billion barrels of recoverable oil.

Private & Confidential

Ben

Great. We’ll be following the story. The vote is next week. The current ticker is PELI and after the merger the company will trade as GLND.

Thanks for joining us.

Robert Price

Thank you for the thoughtful questions.

Larry Swets

Thank you.